As filed with the Securities and Exchange Commission on May 22, 2006

Registration No. 333-79811

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IBERIABANK CORPORATION

(formerly ISB Financial Corporation)

(Exact Name of Registrant as Specified in Its Charter)

Louisiana	72-1280718
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 West Congress Street
Lafayette, Louisiana	70501
(Address of Principal Executive Offices)	(Zip Code)

IBERIABANK Corporation

Retirement Savings Plan

(formerly the ISB Financial Corporation Profit Sharing Plan and Trust)

(Full title of the Plan)

Daryl G. Byrd, President

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

(Name and Address of Agent For Service)

(337) 521-4003

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward B. Crosland, Jr., Esquire	Margaret F. Murphy, Esquire
Jones, Walker, Waechter, Poitevent,	Jones, Walker, Waechter, Poitevent,
Carrère & Denègre L.L.P.	Carrère & Denègre L.L.P.
2600 Virginia Avenue, N.W.	201 St. Charles Avenue, 51st Floor
Washington, D.C. 20037	New Orleans, Louisiana 70170
(202) 944-1101	(504) 582-8242

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $1.00 par value	450,000	(2)	$59.36	$26,712,000	$2,859

(1)	Upon a stock split, stock dividend or similar transaction during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents an estimate of such presently indeterminable number of shares as may be purchased with employee contributions pursuant to the Plan. Of such shares of Common Stock covered by this Registration Statement, 100,000 shares were previously registered on the Registration Statement for the ISB Financial Corporation Profit Sharing Plan and Trust, the predecessor of the IBERIABANK Corporation Retirement Savings Plan, to which this Post-Effective Amendment relates and for which a registration fee was previously paid. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered to be offered or sold pursuant to the Plan. Under Rule 457(h)(2), no separate fee is required with respect to the participation interests.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low selling prices of the Common Stock as reported on The NASDAQ Stock Market on May 17, 2006.

REGISTRATION OF ADDITIONAL SECURITIES

The purpose of this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) is to register 450,000 additional shares of Common Stock of IBERIABANK Corporation (the “Company”) and related participation interests for sale through the IBERIABANK Corporation Retirement Savings Plan. In accordance with General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-79811) to which this Registration Statement relates is incorporated herein by reference and the information required by Part II is omitted, except for Items 3, 6, 8 and 9, which are updated as follows:

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference

The following documents are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (Commission File No. 0-25756);

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;

(c)	The Company’s Current Report on Form 8-K dated May 17, 2006;

(d)	The Plan’s Annual Report on form 11-K for the fiscal year ended December 31, 2004; and

(e)	The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A filed with the Commission on March 28, 1995.

In addition, all documents subsequently filed by the Company and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents with the Commission. Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers

Section 83 of the Louisiana Business Corporation Law (the “LBCL”) gives Louisiana corporations broad powers to indemnify their present and former directors, officers, agents and employees and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are, or might be, made parties by reason of being, or having been, such directors, officers, agents or employees; subject to specific conditions and exclusions, gives a director, officer, agent or employee who successfully defends an action the right to be so indemnified, and in some cases permits even those who unsuccessfully defend actions to be so indemnified; and authorizes Louisiana corporations to buy liability insurance on behalf of any current or former director, officer, agent or employee. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, authorization of shareholders or otherwise.

In accordance with LBCL, Article 8 of the Company’s Articles of Incorporation provides as follows:

Article 8. Personal Liability, Indemnification, Advancement of Expenses and Other Rights of Officers, Directors, Employees and Agents.

A. Personal Liability of Directors and Officers. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director’s or officer’s liability for monetary damages may not be limited.

B. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Louisiana law.

C. Advancement of Expenses. Reasonable expenses incurred by an officer, director, employee or agent of the Corporation in defending an action, suit or proceeding described in Section B of this Article 8 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if authorized by the board of directors (without regard to whether participating members thereof are parties to such action, suit or proceeding), upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

D. Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article 8 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, insurance or other agreement, vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

E. Insurance. The Corporation shall have the power to purchase and maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 8.

F. Security Fund. Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 8.

G. Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article 8 shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article 8, and no amendment or termination of any trust or other fund or form of self-insurance arrangement created pursuant to Section F of this Article 8, shall alter to the detriment of such person the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

H. Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision of this Article 8, the Corporation shall not indemnify a director, officer, employee or agent for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office.

The foregoing discussion of the Company’s Articles of Incorporation and the LBCL is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation and the LBCL, respectively.

Item 8. Exhibits

5.1	As permitted by Item 8.(a) of Part II of Form S-8, no opinion of counsel as to the legality of the securities being registered is included because no original issuance securities of the Registrant are being registered hereby.

As permitted by Item 8.(b) of Part II of Form S-8, neither an opinion of counsel concerning compliance with the requirements of ERISA nor an Internal Revenue Service (the “IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code is filed as an exhibit hereto. The Registrant undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and has made or will make any changes required by the IRS in order to qualify the Plan.

23.1	Consent of Castaing, Hussey & Lolan, LLC

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Lafayette, State of Louisiana, on this 19th day of May, 2006.

IBERIABANK CORPORATION

By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Daryl G. Byrd
Daryl G. Byrd	President, Chief Executive Officer and Director	May 19, 2006

/s/ Anthony J. Restel
Anthony J. Restel	Executive Vice President and Chief Financial Officer	May 19, 2006

/s/ Joseph B. Zanco
Joseph B. Zanco	Controller and Principal Accounting Officer	May 19, 2006

/s/ Elaine D. Abell
Elaine D. Abell	Director	May 19, 2006

/s/ Harry V. Barton, Jr.
Harry V. Barton, Jr.	Director	May 19, 2006

/s/ Ernest P. Breaux, Jr.
Ernest P. Breaux, Jr.	Director	May 19, 2006

/s/ John N. Casbon
John N. Casbon	Director	May 19, 2006

/s/ William H. Fenstermaker
William H. Fenstermaker	Chairman of the Board	May 19, 2006

/s/ Larrey G. Mouton
Larrey G. Mouton	Director	May 19, 2006

/s/ Jefferson G. Parker
Jefferson G. Parker	Director	May 19, 2006

/s/ O. Miles Pollard, Jr.
O. Miles Pollard, Jr.	Director	May 19, 2006

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/s/ E. Stewart Shea, III
E. Stewart Shea, III	Director	May 19, 2006

/s/ David H. Welch
David H. Welch	Director	May 19, 2006

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the IBERIABANK Corporation Retirement Savings Plan has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lafayette, State of Louisiana on this 19th day of May, 2006.

IBERIABANK CORPORATION RETIREMENT SAVINGS PLAN

By:	/s/ Greg Rizzuto
Name:	Greg Rizzuto
Title:	Chairman of the Plan Administration
and Investment Committee

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